Exhibit 10-a

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 3, 2003, is made and entered into between ADC Telecommunications, Inc., a Minnesota corporation (“EMPLOYER”) and William F. O’Brien (“Employee”).

WHEREAS, Employee has been employed by EMPLOYER since May 21, 2001 (“Hire Date”); and

WHEREAS, EMPLOYER’s offer letter to Employee, dated May 2, 2001, (“Offer Letter”) provides that Employee will receive certain severance benefits if his employment is terminated without cause and within 36 months of his Hire Date, provided he signs an ADC waiver and release agreement; and

WHEREAS, EMPLOYER has notified Employee that his employment will terminate no later than June 30, 2003, and the parties acknowledge that such date is within 36 months of his Hire Date; and

WHEREAS, the parties wish to enter into an agreement for the duration of Employee’s employment with EMPLOYER; and

WHEREAS, the parties acknowledge and agree that the terms of this Agreement fulfill and satisfy the obligations provided in the Offer Letter;

NOW THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is admitted, EMPLOYER and Employee agree as follows:

1.        Employment.  EMPLOYER hereby employs Employee, and Employee accepts such employment and agrees to perform services for EMPLOYER or any affiliate of EMPLOYER (collectively, the “EMPLOYER Affiliates”), for the period and upon the other terms and conditions set forth in this Agreement.

2.        Term.  Unless terminated at an earlier date by Employee in accordance with Section 6.03 or by EMPLOYER for Cause in accordance with Section 6.02 of this Agreement, this Agreement shall take effect and Employee’s employment hereunder shall commence immediately and shall end on June 30, 2003 (the “Term”).  The parties agree that the last 28 days of the Term shall be a paid leave of absence period, during which period Employee may accept work with another company.

3.        Position and Duties.

3.01         Service with EMPLOYER.  Employee will report solely to the Chief Executive Officer of EMPLOYER (“CEO”) and perform transition responsibilities, special projects, and other assignments as assigned from time to time by the CEO.  Employee may, at his election, work from EMPLOYER’s offices in Massachusetts.  Employee acknowledges and agrees that, from time to time, Employee may be required by the CEO to perform duties with respect to one or more EMPLOYER Affiliates.  The parties intend that Employee act in an advisory and transitional role, and do not consider Employee to be an Officer of EMPLOYER during the Term; provided, however, that Employee agrees during the Term not to engage in any transactions involving EMPLOYER’s securities without first obtaining review by EMPLOYER’s internal SEC counsel.

3.02         Performance of Duties.  Employee agrees to serve EMPLOYER faithfully and to the best of Employee’s ability and, subject to the provisions of Section 6.04(c), to devote Employee’s time, attention and efforts to the business and affairs of EMPLOYER during the term of Employee’s employment.  Employee hereby confirms that Employee is under no contractual commitments inconsistent with Employee’s obligations set forth in this Agreement and that, during the term of this Agreement, Employee will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Employee’s ability to perform Employee’s duties hereunder.

3.03         Nondisparagement.  Employee agrees not to make any disparaging comments regarding ADC, its affiliates or any present, former or future director, officer, employee, advisor or agent of ADC.

4.        Compensation.

4.01         Base Salary.  As base compensation for the Term of this Agreement, EMPLOYER shall pay to Employee an annualized salary of $280,000.00.  Employee’s salary shall be paid in accordance with EMPLOYER’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

4.02         Participation in Benefits.  During the Term of the Agreement, Employee shall be entitled to participate in the employee benefits offered generally by EMPLOYER to its employees, to the extent that Employee’s grade level (23), pay level, position, tenure, salary, health, and other qualifications make Employee eligible to participate.  Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  EMPLOYER does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of EMPLOYER, to amend, modify or terminate any of its benefits during the term of Employee’s employment; provided, however, that EMPLOYER agrees during the Term not to modify any of its benefit plans solely in order to exclude Employee.

4.03         Executive Perquisites.  During the Term of this Agreement, Employee will be eligible to receive any executive perquisites, including the executive perquisite allowance of $10,000 (annualized), that EMPLOYER may from time to time deem are appropriate and administratively feasible to provide to EMPLOYER executives who are similar in grade level, pay level, position, title and duties to Employee.  Employee understands that EMPLOYER may in its sole discretion modify or terminate any executive perquisite offered to Employee; provided, however, that EMPLOYER agrees during the Term not to modify any of its executive perquisites solely in order to exclude Employee.

4.04         Stock Options.  At all times, including during the Term of the Agreement, any stock options granted to Employee are governed by the terms and conditions of the applicable stock option plan and stock option agreement.  Nothing in this Agreement is intended to amend or modify any such plans or agreements.

4.05         Expenses.  In accordance with EMPLOYER’s normal policies for expense reimbursement, EMPLOYER will reimburse Employee for all reasonable and necessary expenses incurred by Employee in the performance of Employee’s duties under this

Agreement, subject to the presentment of receipts or other documentation acceptable to EMPLOYER.

5.        Confidential Information/Intellectual Property; Other Employment Policies.  As of May 15, 2001, Employee executed and delivered to EMPLOYER the Employee Invention, Copyright and Trade Secret Agreement, a copy of which is attached hereto as Exhibit A (the “Employee Invention Agreement”), and Employee agrees to comply with the Employee Invention Agreement.  Employee shall also comply with all of the applicable policies generally in effect for employees of EMPLOYER or any applicable EMPLOYER Affiliate for which Employee performs services, including without limitation, EMPLOYER’s Code of Business Conduct and EMPLOYER’s policies on trading in EMPLOYER’s securities, as the same may be amended from time to time.

6.        Termination.

6.01     Termination Due to Employee’s Death or Total Disability.  Employee’s employment pursuant to this Agreement shall terminate automatically prior to the expiration of the Term in the event of Employee’s death or Employee’s total disability which results in Employee’s inability to perform the essential functions of Employee’s position, with or without reasonable accommodation, provided Employee has exhausted Employee’s entitlement to any applicable leave.

6.02     Termination by EMPLOYER for Cause.  Employee’s employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event EMPLOYER shall determine, upon written notification from the CEO to Employee, that there is “cause” to terminate Employee’s employment, which shall include any of the following:

(a)           Employee’s intentional breach of any contractual obligation to EMPLOYER or any EMPLOYER Affiliate under the terms of this Agreement, where such breach is substantially detrimental to EMPLOYER, or Employee’s breach of the Employee Invention Agreement or of any fiduciary duty to EMPLOYER or any EMPLOYER Affiliate;

(b)           Employee’s conviction of any crime involving moral turpitude or any felony;

(c)           Employee’s intentional failure to carry out any reasonable directive of the CEO ; provided, that, Employee shall have fourteen (14) days to cure any such failure after the CEO provides Employee written notice of the failure;

(d)           Employee’s embezzlement of funds of EMPLOYER or any EMPLOYER Affiliate;

(e)           Any intentional failure by Employee to comply with EMPLOYER’s Code of Business Conduct or policies, or, as applicable, any EMPLOYER Affiliate; or

(f)            Any conduct that causes substantial and irreparable harm or disruption to EMPLOYER.

6.03     Termination by Employee.  Employee may terminate this Agreement at any time during the Term by giving 10 days written notice thereof to EMPLOYER’s

Vice President, Human Resources.  Upon notice of termination by Employee, EMPLOYER may at its option elect to have Employee cease to provide services immediately, provided that during such 10–day notice period Employee shall be entitled to compensation and benefits pursuant to Section 4.

6.04     Termination Compensation.  Upon Employee’s termination by EMPLOYER without cause on June 30, 2003 or upon Employee’s voluntary termination before June 30, 2003 pursuant to Section 6.03, and only if Employee signs and does not rescind a waiver and release of claims in the form attached hereto as Exhibit B, then Employee shall be entitled to receive the following:

(a)                                  A lump sum payment of $258,000.00, less applicable withholdings, payable after the 28 day paid leave of absence period referenced in Section 2, and payable within three (3) business days after the expiration of applicable rescission periods referenced in Exhibit B; and

(b)                                 Payment by EMPLOYER of the EMPLOYER’s contribution for medical and dental insurance premiums for the two full months immediately following the month in which Employee’s employment terminates, if Employee elects to continue coverage through COBRA; and

(c)                                  “Key executive” transitional outplacement assistance paid by ADC through Right Management, it being understood that Employee may immediately utilize such assistance as of the date this Agreement is fully executed.

After termination for any reason, Employee will also receive payment for any unused PTO in accordance with EMPLOYER’s ordinary payroll practices.  This section shall not affect any other benefits for which Employee may be eligible pursuant to applicable federal or state statute, if any.

6.05     Effect of Termination.  Notwithstanding any termination of Employee’s employment with EMPLOYER, Employee, in consideration of Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement and any other agreements which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment, including, but not limited to, the covenants contained in Section 7, the Employee Invention Agreement and any applicable stock option agreements.

In the event that Employee’s employment terminates due to Employee’s death or total disability, or EMPLOYER terminates Employee’s employment for Cause in accordance with Section 6.02, Employee shall not be entitled to receive any Termination Compensation or any further compensation under the provisions of this Agreement after the date of such termination, subject to applicable law and the provisions of any applicable employee benefit plans for which Employee may be eligible.

Notwithstanding any other provision in this Agreement, should Employee’s employment be terminated for any reason, Employee will not earn and will have no right to receive any compensation except as expressly provided in this Agreement or in the terms and conditions of an EMPLOYER compensation or benefit plan or program referenced herein.

6.06         Surrender of Records and Property.  Upon Employee’s last day worked with EMPLOYER, Employee shall deliver promptly to EMPLOYER the SecurID Net Access card, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of EMPLOYER or any EMPLOYER Affiliate or which relate in any way to the business, products, practices or techniques of EMPLOYER or any EMPLOYER Affiliate, and all other property, trade secrets and confidential information of EMPLOYER or any EMPLOYER Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of EMPLOYER or any EMPLOYER Affiliate which in any of these cases are in Employee’s possession or under Employee’s control.  This Section 6.06 shall not apply to Employee’s copy of his Offer Letter and Employee’s other personal copies of documents related to this Agreement or describing Employee’s compensation or benefits.

7.        Nonsolicitation.

7.01         Nonsolicitation Restricted Period.  As used in this Agreement, “Restricted Period” shall mean the period commencing on the effective date of this Agreement and ending on the date that is one year after Employee’s employment with EMPLOYER is terminated (for whatever reason and whether such termination is occasioned by Employee or EMPLOYER).

7.02         Nonsolicitation; Non-hire and Noninterference.  During the Restricted Period, Employee shall not (a) induce or attempt to induce any employee of EMPLOYER or any EMPLOYER Affiliate to leave the employ of EMPLOYER or such EMPLOYER Affiliate, or in any way interfere adversely with the relationship between any such employee and EMPLOYER or such EMPLOYER Affiliate; (b) induce or attempt to induce any employee of EMPLOYER or any EMPLOYER Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of EMPLOYER or any EMPLOYER Affiliate to any third person, firm or corporation; or (c) employ, or otherwise pay for services rendered by, any employee of EMPLOYER or any EMPLOYER Affiliate in any business enterprise with which Employee may be associated, connected or affiliated.

7.03         Indirect Solicitation.  Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly, assist, solicit or encourage any employee of Employer or Employer Affiliate, or any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Employee, either directly or indirectly.

7.04         Notification of Employment.  If at any time during the Restricted Period Employee accepts new employment or becomes affiliated with a third party, Employee shall immediately notify EMPLOYER of the identity and business of the new employer or affiliation.  Employee hereby consents to EMPLOYER’s notification to any such new employer or business venture of the terms of Sections 5, 7 and Exhibit A of this Agreement.

7.05         Future Employment.  EMPLOYER acknowledges that the parties have not entered into a Noncompetition Agreement and the parties have not sought to restrict

Employee’s ability to seek employment with EMPLOYER’s competitors; provided, however, that Employee remains obligated to fulfill all obligations under the Employee Invention Agreement, this Section 7, and any other agreements or common law or statutory obligations otherwise applicable to him.

8.        Change In Control.  Employee will be eligible for coverage under EMPLOYER’s Change In Control policy, according to the terms of that policy, as the same may be amended from time to time.  EMPLOYER does not guarantee the continuance of its Change In Control policy during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of EMPLOYER, to amend, modify or terminate its Change In Control policy during the term of Employee’s employment; provided, however, that EMPLOYER agrees during the Term not to modify its Change In Control policy solely in order to exclude Employee.

The rest of this Agreement notwithstanding, during the Term, if the Employee’s termination would also be covered by EMPLOYER’s then current Change In Control policy, the Employee will be eligible to receive the greater of (i) the Termination Compensation described in Section 6.04 (provided the Employee satisfies the requirements for that payment, as are described therein), or (ii) the termination compensation provided for in the then current Change In Control policy, but not both.

9.        Miscellaneous.

9.01         Governing Law and Venue Selection.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles thereof, of any of the United States of America, or of any other country, province or city.  The parties agree that any litigation in any way relating to this Agreement or to Employee’s employment by EMPLOYER, including but not limited to the termination of this Agreement or Employee’s employment, will be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota.  Employee and EMPLOYER hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

9.02         Prior Agreements.  This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of Employee by EMPLOYER and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between EMPLOYER and Employee), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

9.03         Withholding Taxes.  EMPLOYER or any EMPLOYER Affiliate, as applicable, may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes (“Taxes”) arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Employee’s employment with EMPLOYER or any EMPLOYER Affiliate, are withheld or collected from Employee.

9.04         Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Employee and EMPLOYER.

9.05         No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

9.06         Assignment.  This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that EMPLOYER may, without the consent of Employee, assign its rights and obligations under this Agreement to any EMPLOYER Affiliate or to any corporation, firm or other business entity with or into which EMPLOYER may merge or consolidate, or to which EMPLOYER may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, EMPLOYER.  After any such assignment by EMPLOYER, EMPLOYER shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be EMPLOYER for the purposes of all provisions of this Agreement including this Section 9.06.

9.07         Injunctive Relief.  Employee acknowledges and agrees that the services to be rendered by Employee hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 5, 6.06 or 7 hereof or of the Employee Invention Agreement would be highly injurious to EMPLOYER and/or to any EMPLOYER Affiliate and that it would be extremely difficult to compensate EMPLOYER and/or any EMPLOYER Affiliate fully for damages for any such violation.  Accordingly, Employee specifically agrees that EMPLOYER or any EMPLOYER Affiliate, as the case may be, shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5, 6.06 and 7 hereof, and the Employee Invention Agreement and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond.  This provision with respect to injunctive relief shall not, however, diminish the right of EMPLOYER or any EMPLOYER Affiliate to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

9.08         Severability.  To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, Employee expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.  Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

EMPLOYER

By	/s/ Laura N. Owen
Name:	Laura N. Owen
Title:	Vice President, Human Resources

EMPLOYEE

/s/ William F. O’Brien
William F. O’Brien

Exhibit A

INVENTION, COPYRIGHT AND TRADE SECRET AGREEMENT

In part consideration for my employment by ADC The Broadband Company, its affiliates, subsidiaries, successors and assigns, hereinafter referred to as the “Company” I hereby agree:

1.                                       A)  To disclose promptly and fully to the Company or its authorized representatives, all inventions, improvements, discoveries, and copyrightable subject matter made, conceived, reduced to practice or originated by me, either solely or jointly with others during the term of my employment with the Company and to assign transfer and convey to the Company or its authorized representative, both during or subsequent to the term of my employment upon request, all rights, title and interest in and to all such inventions, improvements, discoveries and copyrightable subject matter.

B)  The term of these provisions shall extend to all such inventions, improvements, discoveries, and copyrightable subject matter made or conceived by me within one year after termination of my employment if related to product or process upon which I worked during the last three years of my employment with the Company.

C)  To the extent, if any, that Minnesota law is determined to apply to the enforcement of the agreement, Minnesota Statute 181.78 provides that the agreement does not apply, and written notification is hereby given to me that this agreement does not apply, to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, and

i)	which does not relate:
	a)	directly to the business of the Company, or
	b)	to the Company’s actual or demonstrably anticipated research or development, or
ii)	which does not result from any work performed by me for the Company.

2.                                       To make, execute and deliver at the request of the Company all application papers, assignments and instruments and to perform all other lawful acts which the Company may request in making or prosecuting applications for domestic or foreign patents, reissues and extensions thereof, and to assist and cooperate with the Company or its representatives in any controversy or legal proceeding relating to said inventions, improvements, discoveries and copyrightable subject matter and the patents and registrations which may be procured thereon.

3.                                       To hold in strictest confidence, and not to use or disclose to any person, firm or corporation  either during the term of any employment or afterwards, without the express written authorization of an officer of the Company, an non-published information, manufacturing technique, process, formula, development or experimental work, work in process, business, trade secret, or any other secret or confidential matter relating to the products, customers, sales or business of the company (or of a third party if disclosed to the Company by such third party in confidence), except as such disclosure or use may be required in connection with my work for the Company, and,

4.                                       Upon leaving the employ of the Company, to deliver promptly to the Company all models, samples, tools, equipment, notes, books, correspondence, drawings and other written and graphical records in my possession or under my control relating to the business, work or investigation of the Company.

As a matter of record, I have set forth below a complete list and brief description of all patented and unpatented inventions which I have made, conceived and reduced to practice and all copyrightable subject matter created by me prior to my employment by the Company and which are not to be included in this agreement.  Except as so listed, I will not assert any rights under any inventions, improvements, discoveries and copyrightable subject matter as having been made or acquired by me prior to my employed by the Company.  The Company may at its discretion, require a detailed disclosure and/or working model or the inventions to list.

This agreement shall supersede all similar previous agreements with the Company.

Dated this 15th day of May , 2001.

/s/ William F. O’Brien	William F. O’Brien
Employee Signature	Please Print Full Name

WITNESS:

/s/ Cori Wideman	HR Admin
Signature of Company Representative	Please Print Full Name

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Exhibit B

WAIVER AND

RELEASE AGREEMENT

This Waiver and Release Agreement (“Release”) is made and entered into by and between William F. O’Brien (“Employee”) and ADC Telecommunications, Inc.  (“ADC”).  The parties to this Release wish to memorialize in this written Release and to settle and resolve amicably and voluntarily any and all claims and differences that they may have pursuant to the terms of this Release.

The parties have previously entered into an Employment Agreement, dated February 3, 2003, (“Employment Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

IT IS HEREBY AGREED AS FOLLOWS:

1.        Period of Time to Consider Signing this Release. Employee cannot accept this Release by signing it until employee’s Termination Date.  If signed before the Termination Date, the Release is void and not enforceable.  If Employee chooses to accept this Release, it must be signed by Employee and returned to Mary Pat Pearson at ADC by the 45th day after Employee receives this Release or by the seventh day following Employee’s Termination Date, whichever date occurs last.  The parties agree that any changes made to this Release by the parties prior to signing, whether material or immaterial, do not restart the running of the time period Employee has to consider signing this Release.

2.        Consideration. As consideration for Employee signing this Release, and providing employee has not rescinded, ADC agrees to provide Employee with the payments described in Section 6.04 of the Employment Agreement under the terms stated therein as full and fair consideration for the covenants, representations, waivers and releases set forth herein.

3.        Waiver and General Release of Claims.  By this Release, ADC and Employee also intend to settle any and all claims Employee has or may have against ADC as the result of Employee’s employment and or termination of employment with ADC prior to the date Employee executes this Release.  In exchange for the consideration expressed in this Release, Employee hereby completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages of any kind or character, which Employee has or may have against ADC and/or its employees, agents, consultants, officers, directors, counsel, predecessors, successors, subsidiaries, affiliates, assigns, and insurers and each and all thereof (collectively, the “Released Parties”), arising out of any acts, omissions, statements, conduct, decisions, behavior or events occurring up through the date of Employee’s signature on this Release.

Employee understands and accepts that Employee’s release of claims includes but is not limited to claims based upon:  Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Family and Medical Leave Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Minnesota Human Rights Act; any and all federal, state, or local employment laws, rules, regulations or public policies which apply to Employee in the state

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of Employee’s legal residence and in any state where Employee has been employed by ADC; and any other federal state or local statute, ordinance or law.  Employee also understands that Employee is giving up all other claims, including those grounded in contract or tort theories or other common law, including but not limited to:  wrongful discharge, violation of Minn. Stat. Section 176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self publication defamation; discharge in violation of public policy; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.  This release of claims further includes all claims relating to or arising from, Employee’s right to purchase or the actual purchase of shares of ADC stock, including without limitation, to any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

Employee further understands that Employee is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Employee or on Employee’s behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties.  Employee also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim.

This Release is not intended to modify or waive any existing employee benefit plan or insurance coverage for which Employee may have been eligible under the terms and conditions of such plans or policies, nor to affect any applicable indemnification provisions for which Employee may have been eligible.

4.        Covenant Not to Sue.  Employee agrees that Employee has not and will not file any grievance, complaint, claim or charge with any local, state or federal agency or judicial body concerning any matter that is the subject of this Release.

5.        Stock Options.  Effective as of Employee’s Termination Date, all unvested Employee stock options held by Employee shall expire and be terminated in accordance with the terms of the applicable ADC stock option plan document and any applicable option agreements reflecting such stock options.

6.        Cooperation.  Employee agrees to reasonably and in good faith be available to, cooperate with and assist ADC as it may reasonably request in connection with any litigation or other legal proceeding, claims or potential claims, or any internal or governmental investigation with respect to matters about which Employee has or may have knowledge as a result of or in connection with Employee’s employment with ADC.  In the event ADC requests Employee’s assistance in any litigation or regulatory matter after Employee’s employment termination, ADC will pay or reimburse Employee for any out-of-pocket costs and for any time Employee spends on such matter as requested by ADC, at a daily rate based on Employee’s base salary at the time of termination.

7.        No Admission.  Nothing in this Release is intended to be, nor will be deemed to be, an admission of liability by ADC that it has violated any state or federal statute, local ordinance, or principle of common law, or that it has engaged in any wrongdoing.  ADC expressly denies any such liability.

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8.        Entire Agreement.  This Release, the Employment Agreement (and the agreements referenced herein) constitute the entire agreement between the parties with respect to Employee’s employment relationship with ADC.  The parties agree that there were no inducements or representations leading to the execution of this Release or agreements between the parties other than those contained in the Release.  Any modification of or addition to this Release must be in a writing signed by Employee and ADC.

9.        Governing Law, Principles of Construction and Venue Selection.  This Release is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof, or those of any other state of the United States of America, or of any other country, province or city.  The parties agree that any litigation in any way relating to this Release or to Employee’s employment by ADC, will be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota.  Employee and ADC hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

10.       Successors and Assigns.  This Release shall be binding upon each party and upon the party’s heirs, administrators, representatives, executors, successors and assigns.  This Release shall inure to the benefit of the parties as well as their heirs, administrators, representatives, executors, successors and assigns.

11.       Severability.  To the extent any provision of this Release shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Release as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Release shall be unaffected.

12.       RIGHT TO REVOKE AND RESCIND.  After signing and dating this Release, Employee may revoke it insofar as it extends to Employee’s release of claims under the Age Discrimination in Employment Act and the Minnesota Human Rights ACT (MHRA) only if Employee delivers a written rescission to ADC within fifteen (15) days after signing this Release.  In either case, Employee must deliver any such revocation by hand within the applicable period or send such revocation by certified mail within the applicable period to Laura Owen, Vice President – Human Resources, ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, MN  55344-2252; or P.O. Box 1101, Minneapolis, MN  55440-1101.  If Employee exercises such right to revoke, ADC may at its option either nullify this Release or keep it in effect in all respects other than as to Employee’s release of claims that Employee has revoked.  If ADC chooses to nullify this Release, neither Employee nor ADC shall have any rights or obligations under it.

13.       Acknowledgment.  Employee affirms that Employee has read this Release and understands that it includes a waiver and release of legal rights Employee may have.  Employee acknowledges that Employee has had the opportunity to consult with counsel of Employee’s own choosing prior to signing the Release and that Employee is signing the document voluntarily and without any pressure or coercion of any nature from ADC.  Employee acknowledges that this Release is null and void if signed prior to Termination Date.

Employee affirms that Employee understands Employee is being terminated as part of a group layoff and employees having a similar grade level subject to the group layoff are eligible for the consideration referenced in this Release.  Employee acknowledges receipt of the attached additional information reflecting job titles and ages of all relevant individuals in the decisional unit selected for termination and eligible for severance payments, and the ages of all individuals who were not eligible or selected for termination.

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William F. O’Brien	ADC Telecommunications, Inc.

By:

Date:	Date:

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